Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-290078 and 333-261711 on Form S-3 and Registration Statement Nos. 333-285417, 333-277438, 333-262714 on Form S-8 of our report dated February 24, 2026, relating to the financial statements of Solid Power, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 24, 2026